As filed with the Securities and Exchange Commission on May 20, 2004.

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals
(Exact Name of Registrant as Specified in its Charter)

Delaware	59-1212264

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5800 Park of Commerce Boulevard, N.W.
Boca Raton, FL 33487
(Address of Principal Executive Offices, Including Zip Code)

2004 Stock Plan for Non-Employee Directors
(Full Title of the Plan)

Thomas H. McLain	Copies to:
Nabi Biopharmaceuticals	James E. Dawson, Esq.
5800 Park of Commerce Boulevard, N.W.	Kevin T. Sheehan, Esq.
Boca Raton, FL 33487	Nutter, McClennen & Fish, LLP
(561) 989-5800	155 Seaport Boulevard
(Name, Address, and Telephone Number,	Boston, MA 02210-2604
Including Area Code, of Agent for Service)	(617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.10 per share (1)	500,000 shares (2)	$16.095(3)	$8,047,500(3)	$1,019.62

(1)	This registration statement also relates to rights to purchase shares of Series One Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Rights Agreement dated August 1, 1997, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.

(2)	This registration statement covers up to 500,000 shares of Common Stock that may be issued under the 2004 Stock Plan for Non-Employee Directors. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq National Market on May 17, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     Nabi Biopharmaceuticals (the “Company”) hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     (a) The Company’s annual report on Form 10-K for the fiscal year ended December 27, 2003, filed on February 27, 2004 (SEC File No. 000-04829);

      (b) The Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 27, 2004, filed on April 26, 2004 (SEC File No. 000-04829);

     (c) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 10, filed on May 4, 1970 (SEC File No. 000-04829), as amended by the Company’s current report on Form 8-K, filed on August 15, 2003 (SEC File No. 000-04829).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute a part of this registration statement. Any statement so superceded shall not be deemed to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Nutter, McClennen & Fish, LLP, is passing on the legality of the shares of Common Stock being registered. Constantine Alexander, a partner of Nutter, McClennen & Fish, LLP, is the Secretary of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company’s by-laws, as amended and restated, provide for indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The provisions of Article VII of the Company’s by-laws constitute a contract of indemnification between the Company and its officers and directors. Article VII, Section 8 of the Company’s by-laws permits the Company to purchase and maintain insurance against any liability asserted against officers or directors and incurred by them in such capacities whether or not the Company would have the power to indemnify them against such liability under the Delaware General Corporation Law. The Company provides officers’ and directors’ liability insurance for its officers and directors.

     The Company has entered into indemnification agreements with its directors and certain of its executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the
Company’s Current Report on Form 8-K filed on August 21, 1997).
4.2	Rights Agreement dated August 1, 1997, between the Company and Registrar and
Transfer Company, as amended (incorporated by reference to Exhibit 10.28 to the
Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002, among the Company, Registrar and Transfer Company, and American Stock Transfer
& Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual
Report on Form 10-K for the year ended December 28, 2002).
5	Opinion of Nutter, McClennen & Fish, LLP.
23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).
23.2	Consent of Ernst & Young LLP, independent certified public accountants.
24	Power of Attorney (included on signature page).
99	2004 Stock Plan for Non-Employee Directors (incorporated by reference to the
Company’s Definitive Proxy Statement filed under cover of Schedule 14A on April 9, 2004).

ITEM 9. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 20, 2004.

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas H. McLain

Thomas H. McLain Chief Executive Officer, President, and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain, Mark L. Smith, Constantine Alexander, and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. McLain	Chief Executive Officer, President, and	May 20, 2004
Chairman of the Board (principal executive officer)
Thomas H. McLain

/s/ Mark L. Smith	Senior Vice President, Finance, Chief	May 20, 2004
Financial Officer, Chief Accounting
Mark L. Smith	Officer, and Treasurer (principal
financial and accounting officer)

/s/ David L. Castaldi	Director	May 20, 2004

David L. Castaldi

/s/ Geoffrey F. Cox, Ph.D.	Director	May 20, 2004

Geoffrey F. Cox, Ph.D.

/s/ George W. Ebright	Director	May 20, 2004

George W. Ebright

/s/ Richard A. Harvey, Jr.	Director	May 20, 2004

Richard A. Harvey, Jr.

/s/ Linda Jenckes	Director	May 20, 2004

Linda Jenckes

/s/ Stephen G. Sudovar	Director	May 20, 2004

Stephen G. Sudovar

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the
Company’s Current Report on Form 8-K filed on August 21, 1997).
4.2	Rights Agreement dated August 1, 1997, between the Company and Registrar and
Transfer Company, as amended (incorporated by reference to Exhibit 10.28 to the
Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002, among the Company, Registrar and Transfer Company, and American Stock Transfer
& Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual
Report on Form 10-K for the year ended December 28, 2002).
5	Opinion of Nutter, McClennen & Fish, LLP.
23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).
23.2	Consent of Ernst & Young LLP, independent certified public accountants.
24	Power of Attorney (included on signature page).
99	2004 Stock Plan for Non-Employee Directors (incorporated by reference to the
Company’s Definitive Proxy Statement filed under cover of Schedule 14A on April 9, 2004).